Exhibit 10.13

SUMMER INFANT, INC.

RESTRICTED STOCK AWARD AGREEMENT

1.             Grant of Award.  The Compensation Committee (the “Committee”) of the Board of Directors of Summer Infant, Inc., a Delaware corporation (the “Company”), hereby grants, as of November 21, 2011 (the “Date of Grant”), to David Hemendinger (the “Holder”) 20,000 restricted shares (the “Share Award”) of the Company’s common stock, $.0001 par value per share.  The Share Award shall be subject to the terms and conditions set forth herein.  The Share Award is not issued pursuant to the Company’s 2006 Performance Equity Plan (the “Plan”).  Nevertheless, the terms and conditions of the Plan are incorporated herein for all purposes and, except as set forth explicitly herein, the Share Award shall be treated as if it had been issued pursuant to the Plan.  The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and all applicable laws and regulations.

2.             Definitions.  Unless otherwise provided herein, terms used herein that are not defined shall have the meanings given to them in the Plan.

3.             Vesting Schedule.  Except as otherwise provided in Sections 5 or 6 of this Agreement, the shares subject to the Share Award shall become vested in the following amounts, at the following times and upon the following conditions, provided that the Holder continues to be employed by the Company through and on the applicable vesting date (each, a “Vesting Date”):

Vesting Date	Number of Shares Becoming Vested
First Anniversary of Date of Grant	5,000
Second Anniversary of Date of Grant	5,000
Third Anniversary of Date of Grant	5,000
Third Anniversary of Date of Grant	5,000

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting of shares subject to the Share Award in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.

4.             Delivery of Restricted Stock.  On or after each Vesting Date, the Company shall promptly cause a certificate or certificates to be issued for and with respect to all shares that become vested on that Vesting Date, which certificate(s) shall be delivered to the Holder as soon as administratively practicable.  The new certificate or certificates shall continue to bear those legends and endorsements that the Company shall deem necessary or appropriate, including those relating to restrictions on transferability or obligations and restrictions under the applicable securities laws.  If the Company is authorized to issue shares without certificates, then the Company may, in the discretion of the Committee, issue shares pursuant to this Agreement without certificates, in which case any references in this Agreement to certificates shall instead refer to whatever evidence may be issued to reflect the Holder’s ownership of the shares subject to the terms and conditions of this Agreement.

5.             Forfeiture of Non-Vested Shares.  If the Holder’s service with the Company is terminated for any reason, any shares subject to the Share Award that are not vested, and that do not become vested Shares pursuant to Section 6, shall be forfeited immediately upon such termination of service.  The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Holder’s forfeiture of unvested shares pursuant to this Agreement.

6.             Termination or Acceleration of Share Award in Certain Events.

(a)           Any unvested shares subject to the Share Award shall terminate immediately (i) in the event of the liquidation or dissolution of the Company, or (ii) the Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors require the Holder to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award or, in the event that an outstanding award does not have any Repurchase Value, then the Board of Directors of the Company may terminate the award on payment of $.01 per share that may be acquired or vest under an award.

(b)           Any unvested shares subject to this Share Award shall become immediately fully vested, prior to the termination of the Share Award pursuant to the terms hereof,  in the event of a “Non-Approved Transaction,” as defined in Section 10.1 of the Plan. Any unvested shares subject to this Share Award shall become immediately fully vested in the discretion of the Committee in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors.

7.             Withholding Tax; Tax Consequences.  Not later than the date as of which an amount first becomes includible in the gross income of the Holder for Federal income tax purposes with respect to the Share Award, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount (“Withholding Tax”).  The obligations of the Company pursuant to this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any Withholding Taxes from any payment of any kind otherwise due to the Holder from the Company.  Tax consequences on the Holder (including without limitation federal, state, local and foreign income tax consequences) with respect to the Share Award (including without limitation the grant, vesting or forfeiture thereof) are the sole responsibility of the Holder.  The Holder shall consult with his or her own personal accountant or tax advisor regarding these matters, the making of a Section 83(b) election, if applicable, and the Holder’s filing, withholding and payment (or tax liability) obligations.

8.             Transferability.  Unless otherwise determined by the Committee, the Share Award granted hereby is transferable only as set forth in the Plan.  In addition, the Share Award shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Share Award shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Share Award, or in the event of any levy upon the Share Award by reason of any execution, attachment or similar process contrary to the provisions hereof, the Share Award shall immediately become null and void.  The terms of this Share Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

9.             No Right to Continued Employment or Service with the Company.  Neither the Share Award nor this Agreement shall confer upon the Holder any right to continued employment or service with the Company.

10.          Law Governing.  This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.

11.          Interpretation.  This Agreement incorporates the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof.  The undersigned Holder hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement, unless shown to have been made in an arbitrary and capricious manner.

12.          Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 1275 Park East Drive, Woonsocket, RI 02895, or if the Company should move its principal office, to such principal office, and, in the case of the Holder, to the Holder’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

13.          No Trust of Fund Created.  Neither this Agreement nor the grant of restricted stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Holder or any other person.

14.          Section 409A.

(a)           It is intended that the Share Award made pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that the Agreement does not provide for a deferral of compensation and accordingly that the Agreement does not constitute a nonqualified deferred compensation plan within the meaning of Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Holder’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.

(b)           In the event that either the Company or the Holder believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, and does not comply with the requirements of Section 409A, it shall promptly advise the other and the Company and the Holder shall negotiate reasonably and in good faith to amend the terms of such benefits and rights, if such an amendment may be made in a commercially reasonable manner, such that they comply with Section 409A with the most limited possible economic affect on the Holder and on the Company.

(c)           Notwithstanding the foregoing, the Company does not make any representation to the Holder that the shares of restricted stock awarded pursuant to this Agreement are exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Holder or any beneficiary for any tax, additional tax, interest or penalties that the Holder or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

15.          Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the        day of November, 2011.

COMPANY:

SUMMER INFANT, INC.,
a Delaware corporation

By:	/s/ Joseph Driscoll
Name:
Title:

The Holder represents that he has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Share Award subject to all of the terms and provisions of the Agreement.  The Holder further represents that he has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated:	12/1/2011	HOLDER:

/s/ David Hemendinger
David Hemendinger